Exhibit 5.1

October 6, 2015

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606-3415

Re:	Registration Statement on Form S-3 (No. 333-202251)

Ladies and Gentlemen:

We have served as Maryland counsel to Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration of 6,595,449 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company, covered by the above-referenced Registration Statement, and all amendments related thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares were issued on August 19, 2015 pursuant to (i) the Limited Liability Company Agreement of SHR Essex House Holdings, LLC, dated September 14, 2012 (the “SHR Essex LLC Agreement”), by and between Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“SH Funding”), and Monroe EH Holdings Trust, a Maryland corporation, (ii) the Limited Liability Company Agreement of DTRS Essex House Holdings, LLC, dated September 14, 2012 (the “DTRS Essex LLC Agreement”), by and between SHC DTRS, Inc., a Delaware corporation and a wholly owned subsidiary of SH Funding (“SHC DTRS”), and Monroe EH TRS, LLC, a Delaware limited liability company, and (iii) the Limited Liability Company Agreement of SHR Essex House Condominiums Holdings, LLC, dated September 14, 2012 (together with the SHR Essex LLC Agreement and DTRS Essex LLC Agreement, the “LLC Agreements”), by and between SHC DTRS and Monroe EH Condo Investment, LLC, a Delaware limited liability company.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein and the supplement thereto, in the form in which each was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Strategic Hotels & Resorts, Inc.

October 6, 2015

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company authorizing the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6. The LLC Agreements;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Strategic Hotels & Resorts, Inc.

October 6, 2015

5. The Shares have not been, and will not be, issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP